EXHIBIT 3.1(a)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MF ACQUISITION CORP.

The undersigned, for the purpose of amending and restating the existing Certificate of Incorporation (the “Certificate of Incorporation”) of MF Acquisition Corp., a Delaware corporation (the “Corporation”), does hereby certify that:

1.             The date of filing of the Corporation’s original Certificate of Incorporation with the secretary of State of the State of Delaware was March 11, 2004.

2.             This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law.

3.             The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of this corporation is:

MF Acquisition Corporation

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION A.        Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.”  The total number of shares that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000).

1.             Common Stock.  The total number of shares of common stock the Corporation shall have authority to issue shall be One Hundred Million (100,000,000), and each such share shall have a par value of one cent ($.01) per share (the “Common Stock”).

2.             Preferred Stock.  The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be Fifty Million (50,000,000) and all such shares shall have a par value of one cent ($.01) per share (the “Preferred Stock”).  The first series of Preferred Stock shall consist of Four Hundred Thousand (400,000) shares and shall be designated “Series A Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”).

3.             The shares of Preferred Stock may be issued from time to time in one or more series.  Other than with respect to the specific series of Preferred Stock references below,  the Board of Directors of the Corporation (the “Board”) is hereby vested with authority to fix by resolution or resolutions prior to the issuances thereof, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock,  and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

SECTION B.        Common Stock.  The Common Stock shall have the powers,  preferences, rights and restrictions as provided for under the DGCL and as provided herein:

1.             Voting Rights.  Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

2.             Liquidation, Dissolution or Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment in full of the Series A Liquidation Preference and the Aggregate Unpaid Dividend Amount in accordance with the provisions of Section C.5 below, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common Stock.

SECTION C.        Series A Preferred Stock.  The designations and the powers,  preferences and rights, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock, shall be as follows:

1.             Liquidation Preference of Series A Preferred Stock.  The shares of Series A Preferred Stock shall be initially issued by the Corporation for their initial Series A Liquidation Preference (as herein defined), in such amounts, at such times and to such persons as shall be specified by the Board from time to time.  For the purpose hereof, the initial “Series A Liquidation Preference” of each share of Series A Preferred Stock (regardless of its par value)  shall be $100.00 per share, which Series A Liquidation Preference shall be proportionately increased or decreased for any stock consolidation, stock combination, subdivision, reclassification, stock split or similar event, respectively, of the outstanding shares of Series A Preferred Stock.  Each subsequent issuance of Series A Preferred Stock following the initial issuance shall,  at the time of its issuance, have the same Series A Liquidation Preference as the other Series A Preferred Stock then outstanding as such may have been increased or decreased, as the case may be, relative to the initial Series A Liquidation Preference.

2.             Rank of Series A Preferred Stock.  The Series A Preferred Stock shall,  with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) junior to all classes and series of capital stock of the Corporation hereafter established by the Board, other than Parity Securities and Junior Securities (as defined below), with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively, the “Senior Securities”), (ii) on a parity with all classes and series of capital stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank on a parity with the Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively referred to herein as “Parity Securities”), and (iii) senior to the Corporation’s Junior Securities.  For purposes hereof, “Junior Securities”  means all series and classes of Common Stock and all other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that are expressly designated as being junior to the Series A Preferred Stock with respect to distribution upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

3.             Series A Preferred Stock Dividends

(i)            Amount.  On each May 1st, August 1st, November 1st and February 1st in each calendar year (each, a “Dividend Accrual Date”), commencing on August 1,  2004, the holder of record of each share of the Series A Preferred Stock as such holder’s name appear in the stock register of the Corporation on such date shall become entitled to receive (when, as and if declared by the Board), a dividend (the “Quarterly Dividend”) equal to (i) one quarter of fifteen percent (15%) of the then Series A Liquidation Preference of such share (prorated for any portion of a quarterly period that such share shall have been issued and outstanding using conventional 30-day month, 360-day year “bond math” methodology) plus (ii) one quarter of fifteen percent (15%) of the Unpaid Dividend Amount (as defined below) as of the previous Dividend Accrual Date (the sum of (i) and (ii) the “Aggregate Unpaid Dividend Amount”).  Unpaid dividends with respect to the Series A Preferred Stock shall accumulate unless and until such time as they are paid.  The Unpaid Dividend Amount (the “Unpaid Dividend Amount”)

with respect to each share of the Series A Preferred Stock shall be equal to the aggregate accumulated amount of all unpaid Quarterly Dividends that the holder of such share shall have theretofore become entitled to receive for such share but that shall not have been declared and paid by the Board.

(ii)           Accumulation and Time of Payment.  Dividends on each share of the Series A Preferred Stock shall be cumulative and shall accrue from day to day, whether or not declared and whether or not the Corporation has earnings or profits, commencing with the date of issue of such share.  Dividends shall be payable quarterly in arrears, when, as and if declared by the Board.  To the extent dividends are not declared by the Board, such dividends shall accumulate as described in Subsection C.3(i) above.

(iii)          Payment of Accumulated Dividends.  Accumulated dividends not paid on prior Dividend Accrual Dates may be declared by the Board and paid to the holders of record of outstanding shares of Series A Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than sixty (60) nor less than fifteen (15) days preceding the date of payment, whether or not such date is a Dividend Accrual Date.  Holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of Annual Dividends to which such holders are then entitled as provided in this Section C.3.

(iv)          Restrictions on Payment of Dividends.  Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation:  (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or (iii) at such times as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries with unaffiliated third parties (other than any contracts between or among the Corporation and its subsidiaries or between or among the subsidiaries of the Corporation (the “Intercompany Agreements”)) entered into or assumed providing financing (including acquisition financing, refinancing or replacements of any such financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series A Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; provided that the foregoing shall not restrict the accumulation of dividends to the Series A Liquidation Preference deemed to automatically occur if the Board shall fail to declare a full applicable Quarterly Dividend on a Dividend Accrual Date.  Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any Junior Securities or Parity Securities unless the full Aggregate Unpaid Dividend Amount has (x) been paid, (y) contemporaneously been declared and paid or (z) been declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods the then current dividend period.  When dividends are not paid in full (or a sum suficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other Parity Securities, all dividends declared upon any Parity Securities shall be declared pro rata with the Series A Preferred Stock so that the amount of dividends declared with respect to the aggregate outstanding Series A Preferred Stock and such aggregate outstanding Parity Seurities shall in all cases bear to each other the same ratio as the then aggregate Series A Liquidation Preference plus Unpaid Dividend Amount bears to the aggregate liquidation preference of such Parity Securities plus any accumulated dividends with respect thereto.

4.             Restrictions on Payments on Junior Securities.  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for both Junior Securities, to holders of such Junior Securities), (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, other than, repurchases of Junior Securities or any warrants, rights, calls or options exerciseable for or convertible into any Junior Securities from employees of the Corporation or its subsidiaries approved by the Board of Directors of the Corporation.

5.             The Series A Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Series A Preferred Stock have been declared, an amount per share outstanding equal to the Series A Liquidation Preference and the Aggregate Unpaid Dividend Amount through the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of Junior Securities.  If the assets of the Corporation are not sufficient to pay in full the Series A Liquidation Preference and the Aggregate Unpaid Dividend Amount through the date fixed for liquation, dissolution or winding up payable to the holders of outstanding shares of the Series A Preferred Stock and any other Parity Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full.  Nothing herein contained shall be deemed to prevent redemption of shares of the Series A Preferred Stock by the Corporation in the manner provided in Section C.6 hereof.  The Series A Liquidation Preference with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the Series A Liquidation Preference and the Aggregate Unpaid Dividend Amount through the date fixed for liquidation, dissolution or winding up with respect to each outstanding share of Series A Preferred Stock.

All payments for which this Section C.5 provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full amount of the Series A Liquidation Preference and the Aggregate Unpaid Dividend Amount through the date fixed for liquidation, dissolution or winding up to which such holder is entitled as provided herein.  After payment of the full amount of the Series A Liquidation Preference to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.  For the purposes of this Section C.5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6.             Redemption.

(a)             Optional Redemption of Series A Preferred Stock.  Subject to the restricttions set forth in Section C.6(c) hereof, the Corporation may, at its option, at any time or from time to time, in whole or in part, redeem the shares of Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notion, at a redemption price (the “Series A Redemption Price”) (expressed as a percentage of the Series A Liquidation Preference per share) set forth below during the 12 month period following May 1st of each year set forth below, plus the Aggregate Unpaid Dividend Amount to the date of redemption.

Year	Redemption Price
2004	108.00%
2005	106.00%
2006	104.00%
2007	102.00%
2008 and thereafter	100.00%

(b)             Manner of Redemption.  Notice of redemption of outstanding shares of Series A Preferred Stock pursuant to Section C.6(a) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Series A Preferred Stock selected for redemption in the manner provided in Section C.7(b) hereof.  If, as a result of a redemption pursuant to Section C.6(a), a holder would be left with a fraction of a share of Series A Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation’s sole discretion, to the nearest whole number.

(c)             Restrictions on Redemptions.  No shares of Series A Preferred Stock shall be redeemed in whole or part under Section C.6(a) hereof:  (i) at such time as such redemption is prohibited by the DGCL; (ii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries with unaffiliated third parties (other than Intercompany Agreements) entered into or assumed providing financing (including acquisition financing, refinancing or replacements of any such financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series A Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder or (iii) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities or Parity Securities.

7.             Procedures for Redemption.

(a)             Selection.  In the event that fewer than all of the outstanding shares of Series A Preferred Stock are to be repurchased, redeemed or exchanged by the Corporation (by merger, consolidation or otherwise), the Series A Preferred Stock shall be redeemed, repurchased or exchanged pro rata among all holders of Series A Preferred Stock (including holders of options or rights to acquire Series A Preferred Stock on so as exercised basis but limited, in the case of an offer to purchase, to holders of Series A Preferred Stock and holders of options or rights to acquire Series A Preferred Stock accepting such offer).

(b)             Notice.  If the Corporation elects to redeem shares of Series A Preferred Stock pursuant to Section C.6(a), notice of every such election or such automatic redemption shall be mailed by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption (the “Redemption Date”) addressed to the holders of record of the shares to be redeemed at their respective addresses as they shall last appear on the books of the Corporation; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom such notice does not comply with this Section C.7(b).  Each such notice shall state:  (i) the Redemption Date; (ii) that shares of Series A Preferred Stock are to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the Series A Redemption Price;  (iv) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (v) with respect to the Series A Preferred Stock, that dividends on the shares to be redeemed or exchanged will cease to accrue on such Redemption Date.

(c)             Effect of Redemption.  Notice having been mailed as aforesaid, from and after the payment of the Series A Redemption Price in full, on the Redemption Date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and the shares of Series A Preferred Stock shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Series A Redemption Price, as provided in Section C.6 and the Aggregate Unpaid Dividend Amount), shall cease and terminate.  In the event of redemption, if notice of redemption,  which shall otherwise comply in all respect with Section C.7(b) hereof, shall have been mailed and if prior to the Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Series A Preferred Stock to be redeemed (and so as to be and continue to be available therefor),with a bank or trust company nailed in such notice, then at such time, all shares of the Series A Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Series A Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Redemption Date to receive from such deposit the Series A Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Series A Preferred Stock until the last Dividend Accrual Date that occurs on or before Redemption Date specified in such notice).  In case the holders of shares of the Series A Preferred Stock that shall have been called for redemption shall not, within two years (or any longer period if required by law) after the Redemption Date, claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Series A Redemption Price thereof.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Series A Redemption Price, provided in Section C.6, shall be delivered to the registered holder of such certificates.  In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed shares with cost to the holder thereof.

8.             Voting Rights and Corporate Governance Matters.  Except as specifically set forth herein or in the DGCL, the holders of shares of Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.  Without limiting the generality of the foregoing, holders of shares of Series A Preferred Stock shall not be entitled to vote in the election of members of the Board.  To the extent that the holders of shares of Series A Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation that does not include the holders of the Corporation’s Common Stock, the holders of shares of Series A Preferred Stock shall vote together as a single class, unless otherwise required by the express provisions hereof or by applicable law.  No (i) modifications or amendments (including by way of merger, consolidation or otherwise) to the rights, terms or preferences of the Series A Preferred Stock or (ii) issuances of Senior Securities or Parity Securities (including authorized and unissued Series A Preferred Stock) shall be made or approved without the approval of a majority vote of the holders of Series A Preferred Stock (based on the Series A Liquidation Preference held by such holders) and, in the case of an amendment or modification, such amendment or modification shall not require the approval of any other holders of capital stock of the Corporation); provided that, no such modification,  waiver or amendment or issuance of Senior Securities or Parity Securities shall be effective without the consent of each of the Ares Holder and the Oaktree Holder, it being understood that such consent shall not be required of an Ares Holder or an Oaktree Holder, as the case may be, if the differential requirements thereof are not met.  Notwithstanding anything herein to the contrary, a modification to, wavier of or amendment to the terms of the Series A Preferred Stock made in connection with an offer to purchase all outstanding Series A Preferred Stock (i) for an aggregate cash purchase price at least equal to the aggregate Series A Liquidation Preference plus aggregate accumulated and accrued and unpaid dividends on the Series A Preferred Stock to and including the date of purchase, (ii) accepted by at least a majority of outstanding Series A Preferred Stock (based on Series A Liquidation Preference) (the “Accepting Holders”) and (iii)

consummated with respect thereto in accordance with its terms, shall require only the consent of the Accepting Holders, and not any other holders of Series A Preferred Stock.  “Ares Holder” shall mean Ares Corporate Opportunity Fund, L.P. for so long as it and its affiliates shall collectively beneficially own any of the Series A Preferred Stock initially issued to Ares Corporate Opportunities Fund, L.P.  “Oaktree Holder” shall mean Oaktree Capital Management LLC for so long as it and its affiliates shall collectively beneficially own 10% of the Series A Preferred Stock initially issued to OCM Opportunities Fund, II, L.P. and Columbia/HCA Master Retirement Trust Separate Account II.  An “affiliate” of a person shall mean any other person directly or indirectly controlling, controlled by, or under common control with such person (with “control” meaning the power to direct or cause the direction of the management and policies of a person).  “Beneficially own” shall be determined on a basis consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as it relates to “beneficial owners” of securities, except that a person shall be deemed to beneficially own all securities that such person has the right to acquire, whether or not such right is then exercisable.

9.             Section Headings.  Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

ARTICLE V

ANNUAL MEETINGS OF STOCKHOLDER

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation.  Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VI

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board or (ii) by a committee of the Board that has been duly designated by the Board and whose power and authority, as provided in a resolution by the Board or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE VII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be affected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII

ELECTION OF DIRECTORS

SECTION A.         Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SECTION B.          Stockholder Nominees.  Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION C.          Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Expense incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article VI.  The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain issuance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person.  To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive for any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the forgoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by David Kaplan, its President as of the 11th day of May, 2004.

MF ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
	Name:	David B. Kaplan
	Title:	President